Exhibit 99.1

*PRESS RELEASE*

Date: January 26, 2015

Contacts:

Cape Bancorp, Inc.

Michael D. Devlin

President and Chief Executive Officer

(609) 465-5600

Colonial Financial Services, Inc.

Edward J. Geletka

President and Chief Executive Officer

(856) 205-0058

Cape Bancorp, Inc. and Colonial Financial Services, Inc.

Announce Receipt of Regulatory Approvals for Pending Merger

Cape May Court House and Vineland, New Jersey - Cape Bancorp, Inc. (“Cape” or the “Company”) (NASDAQ GM: CBNJ), the holding company for Cape Bank, and Colonial Financial Services, Inc. (“Colonial”) (NASDAQ GM: COBK), the holding company for Colonial Bank, FSB (“Colonial Bank”), jointly announced today that they have received approval from both the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance to complete the pending merger of their subsidiary banks, which, when completed, will result in Colonial Bank merging with and into Cape Bank, with Cape Bank as the surviving institution. In addition, Cape has received approval from the Federal Reserve Bank of Philadelphia to acquire Colonial, and thereby indirectly acquire Colonial Bank. Accordingly, Cape and Colonial have received all requisite regulatory approvals necessary to complete the merger transaction.

Cape stockholders are scheduled to vote on the proposed transaction at a special meeting of stockholders to be held on March 18, 2015. Cape stockholders of record as of February 6, 2015 are eligible to vote at the special meeting of stockholders.

Colonial stockholders are scheduled to vote on the proposed transaction at a special meeting of stockholders to be held on March 18, 2015. Colonial stockholders of record as of February 6, 2015 are eligible to vote at the special meeting of stockholders.

Additional Information About the Merger and Where to Find It

Cape Bancorp, Inc. has filed a registration statement with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended. The registration statement includes a joint proxy statement/prospectus and other relevant documents in connection with the proposed merger. CAPE AND COLONIAL STOCKHOLDERS ARE EACH ADVISED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

The joint proxy statement/prospectus and other relevant materials filed with the SEC may be obtained free of charge at the SEC's website (www.sec.gov). Copies of the documents filed with the SEC by Cape will be available free of charge on Cape’s website at http://www.capebanknj.com, or by contacting Guy Hackney, Executive Vice President & Chief Financial Officer by telephone at (609) 465-5600. Copies of the documents filed with the SEC by Colonial will be available free of charge on Colonial’s website at http://www.colonialbankfsb.com, or by contacting Edward J. Geletka, President & Chief Executive Officer, by telephone at (856) 205-0058.

The respective directors and executive officers of Cape Bancorp, Inc. and Colonial Financial Services, Inc. and other persons may be deemed to be participants in the solicitation of proxies from Colonial and Cape shareholders with respect to the proposed merger. Information regarding the directors and executive officers of Cape is available in its proxy statement filed with the SEC on March 24, 2014. Information regarding directors and executive officers of Colonial is available in its proxy statement filed with the SEC on April 16, 2014. Other information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC as part of Cape Bancorp, Inc.’s registration statement on Form S-4.

This press release does not constitute an offer of any securities for sale. The shares of common stock of Cape Bancorp, Inc. are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

About Cape Bancorp, Inc.

Cape Bancorp, Inc. with total assets of $1.1 billion at September 30, 2014, is the parent company of Cape Bank, a New Jersey chartered savings bank providing a complete line of business and personal banking products through its fourteen full service offices located throughout Atlantic and Cape May counties in Southern New Jersey, one drive-up teller/ATM operation in Atlantic County, and two market development offices located in Burlington County, New Jersey and in Radnor, Pennsylvania. Cape can be contacted at (609) 465-5600 or 225 North Main Street, Cape May Court House, New Jersey. To learn more about the Company, please visit www.capebanknj.com.

About Colonial Financial Services, Inc.

Colonial Financial Services, Inc. is the holding company for Colonial Bank, FSB which began in 1913 as a small mortgage association in downtown Bridgeton. It is now a full-service community bank with nine locations in the heart of South Jersey. Colonial Bank, FSB offers a full line of products and services to meet all consumer and commercial banking needs. For more information, please call (856) 205-0058.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts, but rather statements based on Cape’s and Colonial’s current expectations regarding their respective business strategies and their intended results and future performance. Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions, as well as any statements related to future expectations of performance or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.”

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to Cape and Colonial’s actual results, performance, and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, Cape’s failure to integrate Colonial and Colonial Bank in accordance with expectations; deviations from performance expectations related to Colonial and Colonial Bank; general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; competitive conditions in the banking markets served by the Cape’s subsidiaries; the adequacy of the allowance for losses on loans and the level of future provisions for losses on loans; and other factors disclosed periodically in Cape’s and Colonial’s respective filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by Cape or Colonial or on Cape’s or Colonial’s behalf. Cape and Colonial assume no obligation to update any forward-looking statements.